Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 File Number 333-XXXXX) pertaining to the Bank of Florida Corporation of our report dated June 26, 2009, with respect to the financial statements of the Bank of Florida Corporation 401(K) Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2008.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia

October 30, 2009